CUSIP No. 68555P 10 0	Schedule 13D	Page 11 of 11 pages

Exhibit 1

Agreement for Joint Filing of Schedule 13D
Dated July 26, 2012

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

LEVY HARKINS & CO., INC.

By:	/s/ Michael J. Harkins
Name:	Michael J. Harkins
Title:	President

THE GRACY FUND, LP

By:	/s/ Edwin A. Levy
Name:	Edwin A. Levy
Title:	General Partner

/s/ Edwin A. Levy
Name:	Edwin A. Levy

/s/ Michael J. Harkins
Name:	Michael J. Harkins